Exhibit 99.1
Adverum Biotechnologies Reports First Quarter 2023 Financial Results

- Full enrollment of the Phase 2 LUNA trial in wet age-related macular degeneration (wet AMD) is anticipated in the second half of 2023 -

- LUNA 14-week data, including initial aflibercept protein levels anticipated in the third quarter 2023 and preliminary efficacy and safety data anticipated in the fourth quarter of 2023 -

REDWOOD CITY, Calif., May 11, 2023 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases, today reported financial results for the first quarter ended March 31, 2023 and provided an update on its ongoing Phase 2 LUNA trial evaluating ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022) for the treatment of wet age-related macular degeneration (wet AMD).

“We are pleased to be the only ocular gene therapy company in wet AMD to have been granted Fast Track Designation by the U.S. FDA, PRIME designation by the European Medicines Agency and most recently the Innovation Passport under the Innovative Licensing and Access Pathway from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “These three global regulatory designations will allow us to have thoughtful and robust engagements as we gather data from LUNA and plan for pivotal trials of potentially the first intravitreal gene therapy for a highly prevalent disease globally.”

“The excitement we are hearing from the investigators and their study teams in our Phase 2 LUNA trial of Ixo-vec is highly encouraging. We are on track to finish enrolling the study in the second half of 2023,” said Star Seyedkazemi, PharmD, chief development officer of Adverum Biotechnologies. “We plan to provide interim datasets for a percentage of participants at 14 weeks, including aflibercept protein levels, in the third quarter of 2023, as well as preliminary efficacy and safety data in the fourth quarter of 2023. Early aflibercept protein levels have been found to be therapeutic and sustained through three years in subjects dosed with Ixo-vec in the Phase 1 OPTIC trial. The 14-week data from the new, lower 6x10^10 vg/eye dose in LUNA may be indicative of future efficacy and long term aflibercept protein levels.”

Recent Highlights
•Enrollment in the Phase 2 LUNA trial evaluating Ixo-vec in subjects with wet AMD is expected to be completed during the second half of 2023. Participants are being randomized equally across two doses, the 2x10^11 vg/eye (2E11) dose and a new, lower 6x10^10 vg/eye (6E10) dose. Four prophylactic corticosteroid regimens are being studied that cover the period of peak immunogenicity observed in nonclinical studies and in the OPTIC study.
•In April 2023, the United Kingdom’s Medicines and Healthcare Products Regulatory Agency granted Ixo-vec an Innovation Passport under the Innovative Licensing and Access Pathway (ILAP.) This designation is intended to accelerate the regulatory and market access interactions in the United Kingdom.

•In April 2023, Adverum presented nonclinical data in non-human primates supporting the feasibility of staggered, bilateral administration of Ixo-vec at the Association for Research in Vision and Ophthalmology (ARVO) 2023 Annual Meeting. Wet AMD is a bilateral disease and incidence of neovascularization (nAMD) in the second eye is up to 42% in the first two to three years following diagnosis in the primary eye.
•In May 2023, Adverum announced that it will unveil new nonclinical data on the development of an intravitreal (IVT) gene therapy for the treatment of dry age-related macular degeneration (dry AMD) and geographic atrophy (GA) through the overexpression of Complement Factor I (CFI) to inhibit the complement cascade during the American Society of Gene & Cell Therapy (ASGCT) 2023 Annual Meeting.

Anticipated LUNA 2023 Milestones
•2H 2023 – Anticipate full enrollment of the Phase 2 LUNA trial
•Q3 2023 – Anticipate LUNA 14-week data, including aflibercept protein levels for a percentage of the cohort
•Q4 2023 – Anticipate LUNA preliminary efficacy and safety data

Financial Results for the Three Months Ended March 31, 2023
•Cash, cash equivalents and short-term investments were $164.3 million as of March 31, 2023, compared to $185.6 million as of December 31, 2022. Adverum expects the March 31, 2023 cash position to fund operations into 2025.
•Research and development expenses were $21.1 million for the three months ended March 31, 2023, compared to $23.0 million for the same period in 2022. Research and development expenses decreased due to lower compensation and laboratory expense; partially offset by higher material production and bioanalytic expenses and license costs. Stock-based compensation expense included in research and development expenses was $1.4 million for the first quarter of 2023.
•General and administrative expenses were $12.8 million for the three months ended March 31, 2023, compared to $15.2 million for the same period in 2022. General and administrative expenses decreased due to lower compensation, professional services expenses and recruiting costs. Stock-based compensation expense included in general and administrative expenses was $3.2 million for the first quarter of 2023.
•Net loss was $29.1 million, or $0.29 per basic and diluted share, for the three months ended March 31, 2023, compared to $37.9 million, or $0.38 per basic and diluted share, for the same period in 2022.

About Wet Age-Related Macular Degeneration
Wet AMD, also known as neovascular AMD or nAMD, is an advanced form of AMD affecting approximately 10% of patients living with AMD. Wet AMD is a leading cause of blindness in people over 65 years of age, with approximately 20 million individuals worldwide living with this condition. New cases of wet AMD are expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases. Additionally, wet AMD is a bilateral disease and incidence of nAMD in the second eye is up to 42% in the first two to three years.

About Ixo-vec in Wet AMD
Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-vascular endothelial growth factor (VEGF) injections, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, the U.S. Food and Drug Administration granted Fast Track designation for Ixo-vec for the treatment of wet AMD. Ixo-vec also received PRIME designation from the European Medicines Agency and the Innovation Passport from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency for the treatment of wet AMD.

About LUNA Trial of Ixo-vec in Wet AMD
The LUNA trial is a double-masked, randomized, Phase 2 trial being conducted at approximately 40 sites in the U.S. and Europe. LUNA will evaluate Ixo-vec in subjects with wet AMD who are 50 years or older and have demonstrated a response to anti-VEGF treatment. Up to 72 subjects will be randomized equally between the previously evaluated 2E11 vg/eye dose and a new, lower 6E10 vg/eye dose. Four prophylactic corticosteroid regimens will be studied with the aim of establishing a prophylactic corticosteroid regimen with minimal need for inflammation management post prophylaxis. Prophylactic regimens being evaluated include 22 weeks of a tapered regimen of topical difluprednate (Durezol®), a single administration of IVT dexamethasone (Ozurdex®), and a combination of either topical Durezol® or IVT Ozurdex® with up to 10 weeks of a tapered regimen of oral prednisone. All four prophylactic corticosteroid regimens in LUNA cover the period of peak immunogenicity observed in nonclinical studies and in the Phase 1 OPTIC study.

The LUNA trial primary endpoints are mean change in best corrected visual acuity (BCVA) from baseline to one year, as well as the incidence and severity of adverse events. Important secondary endpoints in LUNA include the mean change in central subfield thickness (CST) from baseline to one year and assessing the effectiveness of prophylactic corticosteroid regimens on minimizing inflammation. Additionally, LUNA will assess aflibercept protein levels starting at Week 14 and include an interim analysis at Week 26. Study participants will have the option to enroll in a long-term extension study.

About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal (IVT) platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding the potential benefits of Ixo-vec in the treatment of wet AMD, the design of and enrollment in the LUNA trial, including the prophylactic corticosteroid regimens, and anticipated preliminary and interim data from the LUNA trial. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; and the potential for future complications or side effects in connection with use of Ixo-vec. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 30, 2023. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Corporate, Investor and Media Inquiries
Anand Reddi
Vice President, Head of Corporate Strategy, External Affairs and Engagement
Adverum Biotechnologies, Inc.
T: 650-649-1358
E: areddi@adverum.com

Adverum Biotechnologies, Inc.
Consolidated Balance Sheets
(In thousands)

	March 31 2023 (Unaudited)		December 31 2022 (1)	
Assets				
Current assets:				
Cash and cash equivalents	$	67,552	$	68,431
Short-term investments		96,733		117,158
Prepaid expenses and other current assets		4,588		5,006
Total current assets		168,873		190,595
Property and equipment, net		33,347		34,927
Operating lease right-of-use asset		69,503		78,934
Restricted cash		2,503		2,503
Deposit and other long-term assets		1,351		1,413
Total assets	$	275,577	$	308,372
Liabilities and stockholders' equity				
Current liabilities:				
Accounts payable	$	2,863	$	2,238
Lease liability, current portion		26,265		13,241
Accrued expenses and other current liabilities		17,344		16,767
Total current liabilities		46,472		32,246
Lease liability, net of current portion		71,348		93,561
Other noncurrent liabilities		-		1,047
Total liabilities		117,820		126,854
Stockholders' equity:				
Common stock		10		10
Additional paid-in capital		990,214		985,651
Accumulated other comprehensive loss		(799)		(1,531)
Accumulated deficit		(831,668)		(802,612)
Total stockholders' equity		157,757		181,518
Total liabilities and stockholders' equity	$	275,577	$	308,372

(1) Derived from Adverum's annual audited consolidated financial statements.